Exhibit 10.22

FORBEARANCE AGREEMENT

        THIS AGREEMENT is entered into this    day of June, 2004 by and between Philips Medical Capital, LLC ("PMC") and IMCOR Pharmaceutical Co. f/k/a Photogen Technologies, Inc. ("Debtor").

        The parties stipulate as follows:

  A.
  On or about October 25, 1999, Photogen, Inc. executed and delivered to Picker Financial Group, LLC ("Picker") an Equipment Lease (the "Lease"), pursuant to which Picker leased the equipment described therein to Photogen, Inc. under the terms set forth in the Lease (collectively, the "Equipment").

  B.
  In connection therewith, Debtor executed and delivered that certain Guaranty, guarantying all of the obligations of Photogen, Inc. under the Lease.

  C.
  Under the Guaranty, Debtor is justly indebted to PMC in the amount of $568,601 as of the date of this Agreement (the "Indebtedness"). In addition, the Lease provides for the accrual of interest, costs and expenses, including, without limitation, attorneys' fees (collectively, "Costs").

  D.
  The Indebtedness and Costs are fully enforceable and is not subject to any defense or counterclaim, or any claim of setoff or recoupment (although Debtor reserves all rights against Tufts University).

  E.
  Picker subsequently assigned the Lease to PMC.

  F.
  Debtor represents that it has been seeking financing since January 2003 but has not been able to obtain additional capital except for bridge financing provided by its principal venture capital investors led by Mi3 L.P. and Oxford Bioscience Partners IV, L.P.; those venture capital investors have advised Debtor that they are unwilling to provide financing to discharge the Indebtedness; and Debtor is continuing to seek financing and is currently in the process of completing a private placement. Debtor makes no representations or warranties as to its ability to obtain capital or other financing in the future.

  G.
  The parties acknowledge that each has been represented by counsel in connection with the negotiation and execution of this Agreement, that this Agreement represents an arms-length transaction, and that each party has acted in good faith in the making of this Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Forbearance Period.    Subject to the express provisions of this Forbearance Agreement, PMC hereby agrees to forbear from exercising its remedies under the Lease and the Guaranty or under applicable law (including, without limitation, the right to collect the Indebtedness and Costs in accordance with the terms of the Lease and Guaranty and the right to take possession of the Equipment) until the occurrence of a Termination Event, as defined in Section 3 of this Agreement. This period of forbearance is hereinafter referred to as the "Forbearance Period."

        2.    Conditions of Forbearance.    PMC's agreement to forbear is conditioned upon and subject to timely satisfaction of each of the following conditions ("Conditions of Forbearance"):

          (a)    Cash.    Debtor shall pay PMC (i) $75,000 on the second business day after the closing of the second tranche of its private placement, but no later than July 22, 2004, and (ii) an additional $25,000 within six months thereafter.

          (b)    Stock.    Debtor shall, within three (3) business days after the date hereof, issue shares of its stock to PMC (the "PMC Stock") in an amount equal to ten percent (10%) less than the (A) the Indebtedness (less any amount paid or payable in cash under paragraph (a) above) divided by (B) the VWAP for the ten (10) trading days prior to the date of this Agreement, but in no event will the price per share be $0.75 or less. "VWAP" means on any particular trading day or for any particular period, the volume weighted average trading price per share of Common Stock on such date or for such period as reported by the Bloomberg L.P., by any successor performing similar functions. The provisions related to granting of the PMC Stock and PMC's ability to sell same and the Final Payment are described in greater detail in Exhibit "A" attached hereto and incorporated herein by reference.

          (c)    Correctness of Representations and Warranties.    All representations and warranties made by Debtor to PMC under this Agreement shall remain true and correct throughout the Forbearance Period.

          (d)    No Defaults Under Lease Documents.    During the Forbearance Period, Debtor's obligation to make payments to PMC under the Lease and Guaranty shall be governed by this Agreement. Debtor shall perform or shall cause to be performed all obligations, covenants, representations and warranties contained in the Lease except for the payment obligations. A copy of the insurance for the Equipment, as required by the Lease is attached hereto as Exhibit "B". With respect to all such obligations, covenants, representations and warranties, an Event of Default under any of the Lease documents or a default under the Guaranty shall constitute a Termination Event under this Agreement.

          (e)    No Defaults Hereunder.    During the Forbearance Period, Debtor shall not breach any promise or covenant contained in this Agreement or the Lease.

        3.    Termination Events.    Each of the following shall constitute a Termination Event under this Agreement and an Event of Default under the Lease:

  (a)
  Debtor fails to comply in a timely manner with any of the Conditions of Forbearance set forth above.

          (b)   Debtor becomes a debtor in bankruptcy by means of either a voluntary or involuntary petition.

          (c)   Any kind of receivership or insolvency proceeding is commenced by or against Debtor.

          (d)   Debtor's common stock shall cease to be listed on the Nasdaq SmallCap Market or a comparable national securities market or exchange.

          (e)   Debtor fails to cause a registration statement covering resale of the PMC Stock to become effective within 12 months from the date of this Agreement or fails to comply with any other provision of Exhibit A.

          (f)    Debtor shall breach any other representation, warranty or covenant set forth in this Agreement.

        4.    Termination of Forbearance Period.    Debtor agrees that the Forbearance Period automatically, and without notice, shall be terminated upon the earlier of:

          (a)   the discharge of the Indebtedness in accordance with Exhibit A, or

          (b)   occurrence of any Termination Event, as defined above. Upon termination of the Forbearance Period due to the occurrence of a Termination Event, the entire amount of the Indebtedness outstanding at that time, plus Costs, shall be immediately due and payable, and PMC shall be under no obligation to forbear in any respect and shall be entitled immediately to exercise all of its rights and remedies under the Lease and Guaranty, all without further notice to Debtor.

        5.    Forgiveness of Indebtedness.    Provided that throughout the Forbearance Period Debtor satisfies all of the Conditions of Forbearance set forth above, then PMC (for itself and any other entity deemed to be a lessor under the Lease, including Picker) shall forgive remaining outstanding balance of the Indebtedness and Costs, if any, and shall release Debtor from all further obligations and liabilities under the Lease and Guaranty. If, however, there shall ever occur a Termination Event, PMC shall be under no obligation to forgive or discharge any portion of the then outstanding Indebtedness or related Costs.

        6.    Confession of Judgment.    Debtor will execute a confession of judgment in the form attached hereto as Exhibit "C" and PMC shall be entitled to utilize such confession of judgment upon the occurrence of any Termination Event in the full amount of the Indebtedness then outstanding at that time.

        7.    Representations, Warranties and Covenants.    In order to induce PMC to enter into this Agreement, Debtor makes the following representations, warranties and covenants:

  (a)
  Debtor is a validly existing corporation in good standing under the laws of the State of Nevada and is duly qualified to conduct its business in all jurisdictions where it does conduct business;

  (b)
  Debtor is duly authorized and empowered to enter into and perform under this Agreement;

  (c)
  The execution and performance of this Agreement by Debtor does not and will not violate any agreement to which Debtor is a party;

  (d)
  All written financial and other information given by Debtor or any of its agents or representatives to PMC is and shall be true and accurate in all material respects;

  (e)
  During the Forbearance Period, Debtor will not dispose of any material amount of its property outside of the ordinary course of business except for licenses of its intellectual property on commercially reasonable terms;

  (f)
  During the Forbearance Period, without PMC's written consent (not to be unreasonably withheld) Debtor will not incur any additional debt for borrowed money except for trade debt incurred in the ordinary course of business and up to an aggregate of $2,000,000 of other debt for borrowed money to be used for working capital; and

  (g)
  Debtor shall take no action that would impair Debtor's ability to perform its obligations hereunder or to satisfy any of the Conditions of Forbearance.

        8.    Effectiveness of the Lease and Guaranty.    This Agreement shall not constitute a novation of the Lease or the Guaranty or any other agreement between the parties hereto and such documents shall remain in full force and effect subject only to PMC's agreement to forbear as set forth herein.

        9.    Release and Waiver.    Debtor hereby agrees that, with respect to the Lease, the Guaranty and the other documents related to and the transactions contemplated by the Lease and Guaranty: Debtor has no claims or causes of action against PMC and its officers, directors and employees of any kind whatsoever and hereby releases PMC from any and all claims, causes of action, demands and liabilities of any kind whatsoever whether direct or indirect, fixed or contingent, liquidated or non-liquidated, disputed or undisputed, known or unknown, which Debtor has or may acquire in the future relating in any way to any such event, circumstance, action or failure to act from the beginning of time to the date of this Agreement.

        10.    Costs and Expenses.    Debtor agrees to pay on demand all reasonable out-of-pocket costs and expenses of PMC, including the fees and out-of-pocket expenses of counsel for PMC, in connection with the administration, enforcement, or protection of PMC's rights under this Forbearance Agreement, the Guaranty and Lease.

        11.    No Obligation to Extend Future Forbearances; No Waiver.    Debtor acknowledges and agrees that PMC is not obligated and does not agree to extend any other or future forbearances except as expressly set forth herein. This Agreement shall not constitute a waiver by PMC of any of Debtor's defaults under the Guaranty. Except as expressly provided herein, PMC reserves all of its rights and remedies under the Guaranty and the Lease. No action or course of dealing on the part of PMC, its officers, employees, consultants, or agents, nor any failure or delay by PMC with respect to exercising any right, power or privilege of PMC under the Lease, the Guaranty or this Agreement, shall operate as a waiver thereof, except to the extent expressly provided herein.

        12.    No Obligation to Make Further Advances.    Debtor acknowledges and agrees that PMC is under no obligation to advance any additional credit to Debtor.

        13.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties agree that the federal and state courts located in Philadelphia county, Pennsylvania shall have exclusive jurisdiction over any dispute arising hereunder or under the Guaranty.

        14.    Amendments.    This Agreement cannot be amended, rescinded, supplemented or modified except in writing signed by the parties hereto.

        15.    Complete Agreement.    This Agreement contains the entire agreement of the parties and supersedes any other discussions or agreements relating to the subject of this Agreement.

        16.    Time of the Essence.    TIME IS OF THE ESSENCE OF THIS AGREEMENT.

        IN WITNESS WHEREOF, this Forbearance Agreement has been executed as of the date first set forth above.

Witness:	IMCOR PHARMACEUTICAL CO.
By:	By:
Print name:	Print name:
Title:	Title:
Address:

Witness:	PHILIPS MEDICAL CAPITAL, LLC
By:	By:
Print name:	Print name:
Title:	Title:
	Address:	1111 Old Eagle School Road Wayne, PA 19004 Attn: Peter E. Ochroch, Esq.

EXHIBIT A

        This Exhibit A sets out the terms and conditions governing the issuance, registration and sale of the PMC Stock. If Debtor complies with these provisions, the Indebtedness shall be deemed to be "discharged" for purposes of Section 4(a) and Section 5 of the Forbearance Agreement.

        1.     Debtor shall cause its transfer agent to issue and deliver the PMC Stock to PMC pursuant to PMC's instructions in accordance with Section 2(b), above.

        2.     Debtor shall file a registration statement covering PMC's resale of the PMC Stock with the Securities and Exchange Commission ("SEC") within 10 days after Debtor files with the SEC a registration statement covering the shares Oxford and Mi3 acquired from Debtor in November 2003, but in no event later than six (6) months from the date hereof. PMC shall cooperate with the Debtor to provide information about PMC or its resale of the shares necessary to satisfy the requirements of the SEC.

        3.     The proceeds of PMC's sale of PMC Stock, net of broker commissions, shall be applied to reduce the Indebtedness. PMC shall not be required to account to Debtor for any net proceeds in excess of the Indebtedness.

        4.     Debtor shall be required to keep the registration statement effective until PMC can sell shares of PMC Stock in accordance with Rule 144 under the Securities Act of 1933. If for any reason the registration statement is not effective during the period it is required to be, the Sale Period described below will be extended for the period of time the registration statement is not effective.

        5.     At the end of the Sale Period, Debtor shall pay PMC an amount in cash (the "Final Payment") equal to the excess of (a) the amount of Indebtedness then outstanding (if any) over (b) the sum of (i) the aggregate net proceeds of PMC's sales of the PMC Stock at the end of the Sale Period, plus (ii) the value of the PMC Stock remaining that is beneficially owned by PMC at such time (calculated based on the VWAP for such shares for the ten (10) trading days prior to the date of determination), plus (iii) any payments PMC receives directly or indirectly from Tufts University in connection with the Lease or transactions contemplated thereby in excess of $50,000, if any; provided, however, that Debtor will be relieved of the obligation to make any Final Payment if during any consecutive twenty (20) trading days during the Sale Period the VWAP of the Debtor's common stock is $3.50 or greater (such price to be adjusted for stock splits and stock combinations) and where the average sales volume on such trading days is not less than 15,000 shares per day. The "Sale Period" is the period of time beginning on the date the registration statement covering the PMC Stock becomes effective and ending 12 months thereafter.

        6.     PMC represents and warrants that it is an "accredited investor" as such term is defined under Regulation D under the Securities Act of 1933; and that it is acquiring the PMC Shares for its own account and not with a view to the resale or distribution thereof except pursuant to an effective registration statement or otherwise in accordance with applicable law.

EXHIBIT "B"